- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  Exhibit 99c

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549


                                   FORM 11-K


             [X]  Annual Report Pursuant to Section 15(d) of the
                        Securities Exchange Act of 1934

                  For the fiscal year ended December 31, 1993

                                       or

             [_]  Transition Report Pursuant to Section 15(d) of the
                        Securities Exchange Act of 1934

 For the transition                                         Commission file
 periodfrom ___ to ___                                       number 1-8607


                 BellSouth Enterprises Retirement Savings Plan


                             BELLSOUTH CORPORATION
                          1155 Peachtree Street, N.E.
                          Atlanta, Georgia 30309-3610

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                      REPORT OF INDEPENDENT ACCOUNTANTS



  Savings Plan Committee of the
  BellSouth Enterprises Retirement Savings Plan:


  We have audited the accompanying statements of net assets available for plan benefits of the BellSouth Enterprises Retirement Savings Plan as of December 31, 1993 and 1992, the related statements of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1993, and the accompanying schedule of investments of the BellSouth Master Savings Trust as of December 31, 1993. These financial statements and financial statement schedule are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1993 and 1992, and the changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.


  /s/ COOPERS & LYBRAND
  Atlanta, Georgia

  June 24, 1994

                     CONSENT OF INDEPENDENT ACCOUNTANTS


  We consent to the incorporation by reference in the registration statement of BellSouth Corporation on Form S-8 (File No. 33-26518) of our report dated June 24, 1994, on our audits of the financial statements of the BellSouth Enterprises Retirement Savings Plan as of December 31, 1993 and 1992, and for each of the three years ended December 31, 1993, and the accompanying financial statement schedule as of December 31, 1993, which report is included in this Annual Report on Form 11-K.


  /s/ COOPERS & LYBRAND
  Atlanta, Georgia

  June 24, 1994

                 BELLSOUTH ENTERPRISES RETIREMENT SAVINGS PLAN
              STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                               December 31, 1993
                                (In Thousands)


                                                     BellSouth                   Indexed         Interest
           ASSETS                                      Stock       Bond           Stock           Income        Loan
                                                       Fund        Fund           Fund             Fund         Fund       Total
                                                     --------    --------       --------         --------      -------    --------
Allocated share of trust net
  assets                                             $ 64,813    $ 15,121       $ 59,532         $ 68,714      $ 2,388    $210,568

Allotments and contributions receivable                 1,595         230            906              358         -          3,089


Fund, BellSouth Management Savings and Employee
  Stock Ownership Plan, BellSouth Savings and
  Security Plan and other transfers
  receivable - net                                       -           -              -                -           2,895       2,895
                                                     --------    --------       --------         --------      -------    --------

     Total Assets                                      66,408      15,351         60,438           69,072        5,283     216,552
                                                     --------    --------       --------         --------      -------    --------

          LIABILITIES

Distributions payable                                     474          48            218            1,334          403       2,477


Fund, BellSouth Management Savings and Employee
  Stock Ownership Plan, BellSouth Savings and
  Security Plan and other transfers payable - net         246         101             64              212         -            623
                                                     --------    --------       --------         --------      -------    --------

     Total Liabilities                                    720         149            282            1,546          403       3,100
                                                     --------    --------       --------         --------      -------    --------

Net Assets Available for Plan
  Benefits                                           $ 65,688    $ 15,202       $ 60,156         $ 67,526      $ 4,880    $213,452
                                                     ========    ========       ========         ========      =======    ========



  The accompanying notes are an integral part of these financial statements.

                BELLSOUTH ENTERPRISES RETIREMENT SAVINGS PLAN
             STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                              December 31, 1992
                               (In Thousands)

          ASSETS                                        BellSouth                    Indexed      Interest
                                                         Stock           Bond         Stock        Income       Loan
                                                          Fund           Fund         Fund         Fund         Fund         Total
                                                        ---------      --------      -------      --------    --------    --------
Allocated share of trust net
  assets                                                $ 44,263       $  5,776      $ 20,705     $ 40,980    $  2,398    $114,122

Allotments and contributions receivable                    1,490            134           450          351        --         2,425

Fund, BellSouth Management Savings and Employee
  Stock Ownership Plan, BellSouth Savings and
  Security Plan and other transfers
  receivable -- net                                         --             --             413         --          --           413
                                                        --------       --------      --------     --------    --------    --------
     Total Assets                                         45,753          5,910        21,568       41,331       2,398     116,960
                                                        --------       --------      --------     --------    --------    --------

          LIABILITIES

Distributions payable                                         83             18            55           81          (8)        229

Fund, BellSouth Management Savings and Employee
  Stock Ownership Plan, BellSouth Savings and
  Security Plan and other transfers payable -- net           279              1          --             21          60         361
                                                        --------       --------      --------     --------    --------    --------
     Total Liabilities                                       362             19            55          102          52         590
                                                        --------       --------      --------     --------    --------    --------

Net Assets Available for Plan
  Benefits                                              $ 45,391       $  5,891      $ 21,513     $ 41,229    $  2,346    $116,370
                                                        ========       ========      ========     ========    ========    ========

  The accompanying notes are an integral part of these financial statements.

                 BELLSOUTH ENTERPRISES RETIREMENT SAVINGS PLAN
        STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                         Year Ended December 31, 1993
                                (In Thousands)

                                                      BellSouth                    Indexed        Interest
                                                        Stock      Bond             Stock          Income        Loan
                                                        Fund       Fund             Fund            Fund         Fund       Total
                                                      -------     -------          -------        --------      -------    --------
Net Assets Available for Plan Benefits,
  December 31, 1992                                   $45,391     $ 5,891          $21,513        $ 41,229      $ 2,346    $116,370
                                                      -------     -------          -------        --------      -------    --------

Employee contributions                                  5,969       1,780            7,892           4,748          -        20,389

Employing company contributions                         9,856          79              349             210          -        10,494

Transfer of participants' balances - net               (1,049)      6,692           28,376          20,585        2,532      57,136
                                                      -------     -------          -------        --------      -------    --------

     Allotments, Contributions and Transfers           14,776       8,551           36,617          25,543        2,532      88,019

Allocated share of Trust investment
  activities                                            8,621       1,350            4,996           4,433          347      19,747
                                                      -------     -------          -------        --------      -------    --------

     Total Additions                                   23,397       9,901           41,613          29,976        2,879     107,766
                                                      -------     -------          -------        --------      -------    --------

  Less:  Distributions to participants                  3,100         590            2,970           3,679          345      10,684
                                                      -------     -------          -------        --------      -------    --------

Net Assets Available for Plan Benefits,
  December 31, 1993                                   $65,688     $15,202          $60,156         $67,526       $4,880    $213,452
                                                      =======     =======          =======        ========      =======    ========


  The accompanying notes are an integral part of these financial statements.

                 BELLSOUTH ENTERPRISES RETIREMENT SAVINGS PLAN
        STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                         Year Ended December 31, 1992
                                (In Thousands)


                                                     BellSouth                     Indexed        Interest
                                                      Stock        Bond             Stock          Income         Loan
                                                       Fund        Fund             Fund            Fund          Fund      Total
                                                      --------    -------          -------        --------      -------    --------
Net Assets Available for Plan Benefits,
  December 31, 1991                                   $  4,077    $  -             $ 1,950        $  6,046      $    93    $ 12,166
                                                      --------    -------          -------        --------      -------    --------

Employee contributions                                   4,037      1,071            4,198           3,770          -        13,076

Employing company contributions                          6,381         78              307             275          -         7,041

Transfer of participants' balances - net                30,739      4,661           14,665          29,983        2,245      82,293
                                                      --------    -------          -------        --------      -------    --------

     Allotments, Contributions and Transfers            41,157      5,810           19,170          34,028        2,245     102,410

Allocated share of Trust investment
  activities                                             2,218        391            1,428           2,763          -         6,800
                                                      --------    -------          -------        --------      -------    --------

     Total Additions                                    43,375      6,201           20,598          36,791        2,245     109,210
                                                      --------    -------          -------        --------      -------    --------

  Less:  Distributions to participants                   2,061        310            1,035           1,608           (8)      5,006
                                                      --------    -------          -------        --------      -------    --------

Net Assets Available for Plan Benefits,
  December 31, 1992                                    $45,391    $ 5,891          $21,513        $ 41,229      $ 2,346    $116,370
                                                      ========    =======          =======        ========      =======    ========




  The accompanying notes are an integral part of these financial statements.

                 BELLSOUTH ENTERPRISES RETIREMENT SAVINGS PLAN
        STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                         Year Ended December 31, 1991
                                (In Thousands)


                                                      BellSouth         Indexed         Interest
                                                       Stock             Stock           Income        Loan
                                                        Fund             Fund             Fund         Fund          Total
                                                     ---------         -------        --------       ------        --------
Net Assets Available for Plan Benefits,
  December 31, 1990                                   $ 2,542          $ 1,153        $  5,473       $   49         $ 9,217
                                                     ---------         -------        --------       ------        --------

Employee contributions                                  1,053              462             508          -             2,023

Employing company contributions                         1,137              210             105          -             1,452

Transfer of participants' balances - net                 (368)             (99)           (148)          44            (571)
                                                     ---------         -------        --------       ------        --------

     Allotments, Contributions and Transfers            1,822              573             465           44           2,904

Allocated share of Trust investment
  activities                                               19              359             446          -               824
                                                     ---------         -------        --------       ------        --------

     Total Additions                                    1,841              932             911           44           3,728
                                                     ---------         -------        --------       ------        --------

  Less:  Distributions to participants                    306              135             338          -               779
                                                     ---------         -------        --------       ------        --------

Net Assets Available for Plan Benefits,
  December 31, 1991                                  $  4,077          $ 1,950         $ 6,046       $   93         $12,166
                                                     =========         =======        ========       ======        ========




  The accompanying notes are an integral part of these financial statements.

                         NOTES TO FINANCIAL STATEMENTS



1.   Plan Description (Dollars In Thousnds) -

     The BellSouth Enterprises Retirement Savings Plan (the "Plan") was established by BellSouth Corporation ("BellSouth") and BellSouth Enterprises, Inc. ("BellSouth Enterprises"), a wholly-owned subsidiary of BellSouth, to provide a convenient way for employees of BellSouth Enterprises and certain subsidiaries of BellSouth Enterprises to save for their retirement on a long-term basis. Eligible subsidiaries of BellSouth Enterprises may adopt the Plan by execution of an Adoption Agreement, with the consent of BellSouth Enterprises.

     The assets of the Plan are held in the BellSouth Master Savings Trust (the "Master Savings Trust") and are commingled with the assets of the BellSouth Management Savings and Employee Stock Ownership Plan and the BellSouth Savings and Security Plan for investment purposes.

     Highlights of the Plan are described in the Prospectus/Summary Plan Description, as supplemented ("SPD"), available to all participants. A copy of the SPD can be obtained by calling the BellSouth Participant Service Center at 1-800-995-1000. In addition, copies of the Plan, trust agreement and other related documents which include all details of the Plan can be obtained by writing to: Secretary, BellSouth Savings Plan Committee, Room 7B09, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309-3610.

     Assets of the TechSouth, Inc. Profit Sharing Plan and the Stevens Graphics, Inc. Salaried Employees Savings and Investment Plan and Trust, predecessor plans to the Plan, were transferred to the Master Savings Trust as Plan assets during March 1990. Investments totaling $75,782.9 (other than employee stock ownership plan ("ESOP") amounts) attributable to Plan participants employed by BellSouth Enterprises were transferred from the BellSouth Management Savings and Employee Stock Ownership Plan and the BellSouth Savings and Security Plan to the Plan on January 1, 1992. ESOP amounts for these participants were not transferred because the Plan does not include an ESOP feature.


     The following are the changes that were adopted during 1993:

          Effective January 1, 1993, each participant's account is charged a flat fee of $2.25 monthly for plan administrative expenses which included recordkeeping, trustee, service center and other expenses. The fee is based on annual plan administrative expenses and is split proportionately among the participant's investment options. The annual fee may change each year, depending on the shortfall or overage of administrative expenses during the previous year and projected expenses for the upcoming year.

          Effective January 1, 1993, withdrawals and distributions eligible for rollover into an Individual Retirement Account ("IRA") or the qualified retirement plan of a new employer are eligible for direct transfer from the Plan to the qualified plan. All such withdrawals and distributions not transferred directly are subject to a 20% mandatory federal income tax withholding rate. These plan changes were made to conform with new IRS regulations effective January 1, 1993.

     The following are changes that will affect plan participants effective January 1, 1994 unless otherwise noted:


          Participants will be able to direct their investment to a newly established fund called the Balanced Fund ("BF"). The investment objective of the BF is to allocate assets between stocks, bonds and cash, and to alter the mix as necessary when market conditions change. The fund will be actively managed by First Quadrant Corporation. The equity portion will be invested in the Bankers Trust BT PYRAMID Equity Index fund, which is measured against the S&P 500 index. The bond portion will be invested in the Bankers Trust BT PYRAMID Broad Market Fixed Income fund, which is measured against the Shearson Aggregate Index. And, the cash will be invested in the Bankers Trust BT PYRAMID Directed short term investment fund (STIF).

          Effective July 15, 1994 participants will be able to transfer money already in their savings plan funds to any of five mutual funds, collectively referred to as the Mutual Fund Window (the "Window"). Participants will be able to transfer up to 100 percent of their existing investment in the Interest Income Fund and up to 80 percent of their existing investment in all other funds. Funds in the Window are valued and may be traded on a daily basis.

          The unit values of each Fund (BellSouth Stock Fund, Bond Fund, Indexed Stock Fund and Interest Income Fund) of the Plan will be reunitized or restated. Each fund will be given a "new start" beginning with a unit value of 1.00000. At the same time, the number of units credited to the participants' accounts will be increased, so that the number of units owned equals the dollar amount invested as of January 1, 1994.

          The annual administrative fee per participant will decrease from $27 to $22 in 1994. This fee will pay for up to four fund transfers, four changes in how participant contributions are invested, and four changes in the amount saved from each paycheck. More than four changes in any category will cost an extra $2 per transaction. In addition, a $6 charge will be applied for transactions made through a service representative if these transactions can be made through the automated voice response system ("VRS"). Participants will not be charged for using a service representative to help with transactions that cannot be handled through VRS.

          Participants will be able to transfer balances between the Bond Fund and the Interest Income Fund. Previously, this type of transfer was restricted. Participants will not be able to transfer from and into the same fund at the same time.

          Participants who have retired or left the Company and have elected to leave money in the Plan, will be able to make two (2) withdrawals per year. There is no charge for the first withdrawal. But to cover administrative costs, a $25 processing fee will be charged for the second withdrawal. In addition, these participants will be able to get money that remains in their accounts in two new ways; annual installments for 10 years or a series of payouts for the rest of their lives.

          Bankers Trust Company is the Trustee for the Master Savings Trust. Bankers Trust Company is also the Recordkeeper and Service Center Provider for the Plan.


2.   Accounting Policies -

          The values of investments in the Master Savings Trust are determined as follows:

          Shares of BellSouth common stock and other securities listed on a national stock exchange are valued on the basis of the closing price per share on December 31, 1993 and December 31, 1992, as reported on the New York Stock Exchange composite tape or, if no sales were made on that date, at the closing price on the next preceding day on which sales were made;

          Over-the-counter securities are valued based on the bid prices on December 31, 1993 and December 31, 1992 from published sources where available and, if not available, from other sources considered reliable; and

          Contracts with insurance companies are valued at principal plus reinvested interest.

     Purchases and sales of securities are reflected as of the trade date.

     Realized gains and losses on sales of investments are determined on the basis of average cost.

     Dividend income is recognized on the ex-dividend date. Interest earned on investments is recognized on the accrual basis.

     With respect to the 1993, 1992 and 1991 Master Trust investment activity presented in Note 8, the net appreciation/(depreciation) in the fair value of investments represents the sum of realized gains, net of realized losses and the net change in unrealized appreciation on the investments.

3.   Units of the Plan -

     Participants in the Plan can invest their contributions among the following funds: the BellSouth Stock Fund, the Indexed Stock Fund, the Interest Income Fund, the Bond Fund; beginning January 1, 1994, the Balanced Fund; and, beginning July 15, the five mutual funds available through the Window. The interest of a participant in each type of investment of the Plan is represented by units as described in Section 8 of the Plan, except that the interests in the mutual funds will be shown in dollars. The number and value of units as of December 31, 1993 and December 31, 1992 were as follows:

                                                December 31, 1993                         December 31, 1992
                                                -----------------                         -----------------
     Type of Investment                 Number of Units      Value per Unit       Number of Units      Value Per Unit
     ------------------                 ---------------      --------------       ---------------      --------------
      BellSouth Stock Fund                45,096,537             1.4466              36,685,975          $ 1.2293
      Bond Fund                           12,477,680             1.2111               5,410,763            1.0744
      Indexed Stock Fund                  35,049,334             1.7073              13,701,700            1.5477
      Interest Income Fund                47,006,184             1.4354              30,581,746            1.3391


     The number and value of units by month for each fund during 1993 was as follows:

                    BellSouth Stock                 Bond Fund                 Indexed Stock Fund               Interest Income
               -----------------------       -----------------------     -------------------------        -----------------------
               Number         Value          Number         Value          Number         Value            Number        Value
     1993      of Units       Per Unit       of Units       Per Unit       of Units       Per Unit         of Units     Per Unit
     ----      ----------     ---------      ----------    ---------     ----------      ---------       ----------     ---------
     January   36,977,798     $1.254825      10,544,216    $1.121155     30,445,916      $1.572744       44,450,275     $1.351106
     February  37,314,025      1.374454      10,692,335     1.147245     31,041,427       1.593752       44,924,603     1.358475
     March     38,971,221      1.370914      11,290,682     1.154090     32,263,104       1.627054       46,753,540     1.366561
     April     40,027,267      1.303199      11,368,420     1.154541     32,426,748       1.577442       46,688,467     1.371385
     May       41,686,807      1.276765      11,442,852     1.153348     32,824,384       1.617947       46,783,715     1.379619
     June      41,928,492      1.360214      12,012,120     1.175326     33,236,930       1.622992       46,892,398     1.387140
     July      42,410,178      1.439463      12,182,513     1.180996     33,800,742       1.616225       47,214,177     1.395440
     August    42,480,411      1.463764      12,220,504     1.198704     33,971,051       1.676706       48,150,423     1.403327
     September 42,674,634      1.497303      12,380,514     1.202607     33,958,109       1.663963       48,517,663     1.411218
     October   43,375,438      1.569198      12,308,466     1.207614     34,441,413       1.698886       48,336,870     1.419390
     November  44,477,060      1.429799      12,462,094     1.204264     34,721,248       1.683925       47,636,140     1.427370
     December  45,096,537      1.446853      12,477,680     1.211072     35,049,334       1.707342       47,006,184     1.435436


     At December 31, 1993, the number of participants currently contributing to the Plan by investment direction described in Section 7 of the Plan was as follows:

                                                                                                                       No.
                                                            Fund Description                                       Participants
                                                            ----------------                                       ------------
          Entirely in BellSouth Stock..............................................................................  1,029
          Entirely in Bond Fund....................................................................................     93
          Entirely in Indexed Stock................................................................................    758
          Entirely in Interest Income..............................................................................    551
          Equally in BellSouth Stock and Bond Fund.................................................................    155
          Equally in BellSouth Stock and Indexed Stock.............................................................    576
          Equally in BellSouth Stock and Interest Income ..........................................................    398
          Equally in Bond Fund and Indexed Stock...................................................................    165
          Equally in Bond Fund and Interest Income.................................................................     55
          Equally in Indexed Stock and Interest Income.............................................................    402
          Equally in BellSouth Stock, Bond Fund and Indexed Stock..................................................     47
          Equally in BellSouth Stock, Bond Fund and Interest Income................................................     31
          Equally in BellSouth Stock, Indexed Stock and Interest Income............................................    170
          Equally in Bond Fund, Indexed Stock Fund and Interest Income.............................................     45
          Equally in BellSouth Stock, Bond Fund, Indexed Stock and Interest Income.................................     72
          In various combinations of 10% increments................................................................  1,209
                                                                                                                     -----
                             Total Participants                                                                      5,756
                                                                                                                     =====

4.   Tax Status -

     The Internal Revenue Service has determined and informed the Company by letter dated February 26, 1988, that the Plan and related trust meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and is exempt from Federal Income Taxes under Section 501(a) of the Code. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

     For information on the Federal income tax effects on the employee with respect to the Plan, participants should refer to the Plan Prospectus.

5.   Contributions -

     Participant contributions to the Plan are accrued based upon authorized basic and supplemental contributions. An eligible employee may authorize a basic maximum contribution of 6% of compensation. A supplemental contribution of not more than 9% of compensation may be authorized by participants electing the maximum 6% basic contribution. No more than 12% may be contributed on a before-tax basis.

     For the year ending December 31, 1993, participating company contributions were accrued based on amounts equal to 100% of the first 2% of participants' contributions and on amounts equal to 25% of the next 4% of participants' contributions for Mobile Communications, BellSouth Advanced Networks, BellSouth Information Networks, Cooperative Healthcare, Bellsouth Systems Integration, Stevens Graphics and TechSouth. All other participating companies' contributions equal to 50% of the next 4%. Participating company matching contributions were allocated entirely to the BellSouth Stock Fund. Participating company contributions reflect reductions for forfeited contributions as described in the Plan document.

5.   Contributions (continued)-

     Profit sharing contributions in the amount of $902,961, $954,981 and $572,358 were made by participating companies to eligible participants for the years ended December 31, 1993, 1992 and 1991, respectively.

     Company contributions to the Plan will vest upon a participant's completion of 3 years of vesting service. One year of vesting service is earned upon a participant's completion of 1000 work hours during any year.

     Effective January 1, 1992, contributions previously made to the BellSouth Management Savings and Employee Stock Ownership Plan and the Savings and Security Plan by certain employees of BellSouth Enterprises (other than nonmanagement employees of BellSouth Advertising and Publishing Company) are invested in the Plan. Employing Company Contributions made to the ESOP for these participants prior to January 1, 1992 were not transferred but are held either in the BellSouth Management Savings and Employee Stock Ownership Plan or the Savings and Security Plan. These Employing Company Contributions were not transferred because the Plan does not include an ESOP feature (See Note 1).


6.   Termination Priorities -

     BellSouth intends to continue the Plan indefinitely but reserves the right to terminate it or amend it. In the event the Plan is terminated, subject to conditions set forth in the Employee Retirement Income Security Act of 1974, as amended, participants will receive written notification of plan termination at least 30 days in advance. The Plan provides that the net assets will be distributed to participating employees in an amount equal to their respective interests in such assets.


7.   Plan Expenses (Dollars In Thousands) -

     Investment manager and insurance company management fees are paid by the Master Savings Trust. Investment manager and insurance company management fees included in allocated share of Trust investment activities in the 1993 RSP statement of changes in net assets were $35.2, $17.1 and $34.1 for the Bond Fund, Indexed Stock Fund and Interest Income Fund, respectively.

     Prior to January 1, 1993, expenses that related primarily to the costs of administering the Plan were paid by the Plan. Effective January 1, 1993, administrative expenses will be charged to the plan participants through a flat fee (see Note 1).

8.   Interest in BellSouth Master Savings Trust (Dollars In Thousands) -

     The assets of the Plan are held primarily in the Master Savings Trust effective May 1, 1989 and are commingled with the assets of the BellSouth Management Savings and Employee Stock Ownership Plan and the BellSouth Savings and Security Plan. The assets of the BellSouth Employee Stock Ownership Plan ("PAYSOP") are held in a sub-trust of the Master Savings Trust. This sub-trust is not included in the following Master Savings Trust information.

     The Plan's allocated share of the total net assets of all funds in the Master Savings Trust at December 31, 1993 and 1992 was 6.8706% and 4.1720%, respectively. The Plan's allocated share of the net assets of each fund in the Master Savings Trust at December 31, 1993 and 1992 was as follows:

                                                       1993              1992
                                                       ----              ----
     BellSouth Stock Fund.......................     4.50707%          3.49376%
     Bond Fund..................................     9.51907%          4.70023%
     Indexed Stock Fund.........................    14.11932%          6.83979%
     Interest Income Fund.......................     6.76312%          4.77109%
     Loan Fund..................................     6.65558%          7.77102%


     The financial position of the Master Savings Trust at December 31, 1993 and 1992 was as follows:

                                                                                    1993               1992
                                                                                    ----               ----
                             Assets:  Investments at value:

                                   BellSouth Stock Fund:
                                        BellSouth common shares................ $1,417,269        $ 1,262,233
                                        Temporary cash investments.............     20,006                836
                                   Bond Fund:
                                        Securities.............................    155,211            122,130
                                        Temporary cash investments.............        797             (1,383)
                                   Indexed Stock Fund:
                                        Equity Index Fund .....................    419,305            302,462
                                        Temporary cash investments.............      2,379                411
                                   Interest Income Fund:
                                        Contracts .............................    982,482            858,123
                                        Temporary cash investments.............     27,934              1,165
                                   Loan Fund:
                                        Loans to participants..................     36,066             31,119
                                        Temporary cash investments.............         13                 43
                               Distributable shares............................      1,234              4,238
                               Dividends and interest income receivable........      2,930              2,320
                                                                                 ---------          ---------
                                                                                 3,065,626          2,583,697
                               Liabilities:

                                   Payable for investments purchased...........        724                299
                                                                                 ---------          ---------

                             Allocated share of trust net assets
                               (excluding ESOP Trusts).........................  3,064,902          2,583,398

                             Investment in ESOP Trusts:

                                BellSouth shares of common stock
                                allocated to participants......................    352,067            237,116

                                Distributable shares...........................         86                 97

                                BellSouth common shares held for
                                future allocation..............................    708,842            684,943
                                Temporary cash investments.....................     28,823             22,732
                                                                                 ---------          ---------

                             Total Investments.................................  4,154,720          3,528,286

                             Liabilities:

                               Notes payable...................................    734,598            769,857
                                                                                 ---------          ---------

                                        Net Investments........................ $3,420,122        $ 2,758,429
                                                                                ==========        ===========

                             Investments at cost:.............................. $3,492,070        $ 3,156,479
                                                                                ==========        ===========

         * Distributions payable in shares at year-end are reclassed from BellSouth common shares and ESOP - BellSouth common shares held for future allocation to the respective "Distributable Shares" line.

         . See Schedule I, BellSouth Master Savings Trust Schedule of Assets
           Held for Investment Purposes.

     Assets in the BellSouth Stock Fund, Bond Fund and Indexed Stock Fund are invested in securities which fluctuate in market value, and the values of the units fluctuate as of the end of each month.

     Assets in the Interest Income Fund are invested in a number of investment contracts with diversified groups of high quality financial institutions. The value of the Interest Income Fund is based upon the principal invested and the interest credited, and the value of the units should increase as of the end of each month. Since these contracts are unsecured general obligations of such companies, their security is subject to the ability of the insurance companies to repay their debts generally as they come due.

     In three separate transactions during 1990, the BellSouth Management Savings and Employee Stock Ownership Trust and the Savings and Security ESOP Trust (the "ESOP Trusts") issued medium-term notes in the amount of $550 million and $300 million, respectively, to fund the ESOP. Assets held in each investment fund of the Plan, other than the assets held by the ESOP Trusts described below, are unavailable to service the ESOP debt.

     Assets held by the ESOP Trusts are generally unavailable to satisfy claims of holders of debt securities issued by the ESOP Trusts to finance the acquisition of common stock for the benefit of ESOP participants. The debt securities are guaranteed by and are subject to direct recourse against BellSouth. BellSouth contributes to the Trusts an amount necessary, net of ESOP dividends and interest, to service the ESOP loan payments and to purchase any additional shares required to meet the match obligation. Such contributions are subject to the claims of such holders but are held at BellSouth and paid to the ESOP Trust twice yearly to fund, on a same day basis, required payments by the ESOP Trusts on the notes. Such contributions would not remain in the Plan Trusts unless there were a default on the debt securities by the ESOP Trustee after having received the required contributions from BellSouth. Therefore, holders of the debt securities should not rely on the assets of the ESOP Trusts in arriving at an investment decision with respect to the debt securities. For the year ended December 31, 1993, BellSouth made cash contributions to the ESOP Trusts in the amount of $60,910 for the purpose of servicing the guaranteed debt and cash contributions in the amount of $23,958 to purchase additional shares to meet the match obligations and expects to make similar contributions during the life of the Plan.

     A description of each debt issue is as follows:

     BellSouth Management Savings and Employee Stock Ownership Trust:

                       Title                               Amount           Interest Rate              Due Date
                       -----                               ------           -------------              --------

     Amortizing Medium-Term Notes, Series A               $275,000             9.125%                July 1, 2003
     Amortizing Medium-Term Notes, Series A               $275,000             9.19%                 July 1, 2003
                                                          --------

                         Total                            $550,000

     BellSouth Savings and Security ESOP Trust:

                       Title                               Amount           Interest Rate              Due Date
                       -----                               ------           -------------              --------

     Amortizing Medium-Term Notes, Series A               $300,000             9.125%                July 1, 2003

     Maturities of the ESOP Trusts' long-term debt outstanding at December 31, 1993 are as follows:

                          1994      1995      1996      1997      1998      Thereafter      Total
                          ----      ----      ----      ----      ----      ----------      -----
     Maturities          $40,699   $46,589   $52,977    $59,898   $67,418    $467,018      $734,599
                         =======   =======   =======    =======   =======    ========      ========

     Investment activities of the Master Savings Trust are allocated to the Plan based upon the total of each individual plan participant's share of the Master Savings Trust investment activities during the period ended December 31, 1993.

     The Master Savings Trust investment activities for the fiscal year ended December 31, 1993, 1992 and 1991 were as follows:

                                                                      1993             1992            1991
                                                                      ----             ----            ----
     Investment Activities:
          Dividends on BellSouth Corporation common shares....... $ 118,094        $ 116,747        $ 114,302
          Other dividends........................................         0                5                0
          Interest Income Fund income............................    65,950           60,515           59,734
          Other interest.........................................    11,917            8,987            7,510
          Net change in unrealized appreciation..................   292,122          (20,744)         (76,057)
          Net realized gain/(loss) on investments................    31,658           33,416           13,490
          Investment Manager Fees................................      (973)          (1,144)            (823)
                                                                  ---------        ---------        ---------
     Net investment activities................................... $ 518,768        $ 197,782        $ 118,156
                                                                  =========        =========        =========

                                                             SCHEDULE I
                                                             SHEET 1 OF 7



                       BELLSOUTH MASTER SAVINGS TRUST
         ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                           (Dollars in Thousands)

                                                    December 31, 1993
                                            ---------------------------------
                                            Number of
                                            Shares or
                                            Principal
  Name of Issuer and Title of Issue          Amount        Cost        Value
  ---------------------------------         ---------  ----------     -------

                             BELLSOUTH STOCK FUND

Shares of BellSouth common stock* - 98.6%  24,456,950  $  951,414  $1,418,503
                                                       ----------  ----------

Temporary Cash Investments - 1.4%          12,149,186      19,945      20,006
                                                       ----------  ----------

  Total BellSouth Stock Fund - 100.0%                  $  971,359  $1,438,509
                                                       ----------  ----------

                                   BOND FUND

 U. S. Government Treasury Notes - 63.5%:
  U. S. Treasury Notes, 7.750%, 03/31/96    $   7,000  $    7,677  $    7,501
  U. S. Treasury Notes, 7.675%, 05/31/96    $  13,500  $   14,748  $   14,498
  U. S. Treasury Notes, 6.875%, 04/30/97    $  10,000  $   10,810  $   10,658
  U. S. Treasury Notes, 5.875%, 05/15/95    $     500  $      513  $      512
  U. S. Treasury Notes, 4.625%, 08/15/95    $   5,000  $    5,076  $    5,041
  U. S. Treasury Notes, 5.125%, 11/15/95    $   5,000  $    5,087  $    5,084
  U. S. Treasury Notes, 4.125%, 06/30/95    $   1,500  $    1,505  $    1,502
  U. S. Treasury Notes, 4.250%, 07/31/95    $   8,500  $    8,519  $    8,523
  U. S. Treasury Notes, 8.125%, 02/15/98    $   7,500  $    8,568  $    8,361
  U. S. Treasury Notes, 8.875%, 07/15/95    $   6,600  $    7,242  $    7,068
  U. S. Treasury Notes, 9.250%, 01/15/96    $   8,000  $    9,037  $    8,767
  U. S. Treasury Notes, 8.000%, 10/15/96    $   7,000  $    7,768  $    7,628
  U. S. Treasury Notes, 8.000%, 01/15/97    $   8,800  $    9,771  $    9,635
  U. S. Treasury Notes, 8.500%, 11/15/95    $   4,000  $    4,436  $    4,305
                                                       ----------  ----------
                                                       $  100,757  $   99,083
                                                       ----------  ----------

U. S. Government Treasury Bonds - 4.3%:
  U. S. Treasury Bonds, 7.250%, 05/15/16    $   5,250  $    4,706  $    5,677
  U. S. Treasury Bonds, 7.125%, 02/15/23    $   1,000  $    1,071  $    1,082
                                                       ----------  ----------
                                                       $    5,777  $    6,759
                                                       ----------  ----------

The notes on Sheet 7 are an integral part of this schedule.

                                                             SCHEDULE I
                                                             SHEET 2 OF 7



                        BELLSOUTH MASTER SAVINGS TRUST
          ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                            (Dollars in Thousands)

                                                    December 31, 1993
                                            ---------------------------------
                                            Number of
                                            Shares or
                                            Principal
  Name of Issuer and Title of Issue          Amount        Cost        Value
  ---------------------------------         ---------  ----------  ----------
                             BOND FUND (continued)

Domestic Corporate Obligations (continued):
  Cleveland Elec. Illum. Co.
  9.100%, 07/22/96                          $     400  $      430  $      428
  Cleveland Elec. Illum. Co.
  9.450%, 12/01/97                          $   1,000  $    1,091  $    1,095
  Cleveland Elec. Illum. Co.
  8.700%, 06/03/96                          $   4,600  $    4,798  $    4,865
  Commonwealth Edison Co.
  9.010%, 08/01/96                          $   1,000  $    1,056  $    1,091
  Commonwealth Edison Co.
  8.920%, 08/15/96                          $   1,000  $    1,005  $    1,089
  Eastern Edison Co.
  9.250%, 12/01/95                          $   2,000  $    2,218  $    2,159
  Houston Inds Inc.
  7.250%, 12/01/96                          $   1,500  $    1,500  $    1,581
  Illinois Pwr. Co.
  9.250%, 12/16/96                          $   2,000  $    2,085  $    2,218
  Pacificorp Secd.
  8.690%, 07/16/96                          $   2,000  $    2,000  $    2,182
  Pennsylvania Elec. Co. Secd
  7.450%, 10/28/96                          $   1,000  $    1,000  $    1,065
  Virginia Elec. & Pwr. Co.
  8.200%, 08/15/96                          $   1,000  $    1,037  $    1,075
  Amax Inc.
  9.875%, 06/13/01                          $   2,550  $    2,670  $    2,946
  Commonwealth Edison Co.
  9.050%, 08/01/96                          $   1,000  $    1,080  $    1,088
  Hanna M A Co.
  9.000%, 09/15/98                          $   1,000  $    1,000  $    1,093
  International Business Machs Corp.
  9.000%, 05/01/98                          $   1,500  $    1,608  $    1,580
  Long Island Ltg. Co.
  8.750%, 05/01/96                          $   2,250  $    2,304  $    2,418

The notes on Sheet 7 are an integral part of this schedule.

                                                             SCHEDULE I
                                                             SHEET 3 OF 7



                        BELLSOUTH MASTER SAVINGS TRUST
          ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                            (Dollars in Thousands)

                                                    December 31, 1993
                                            ---------------------------------
                                            Number of
                                            Shares or
                                            Principal
  Name of Issuer and Title of Issue          Amount        Cost        Value
  ---------------------------------         ---------  ----------  ----------

                             BOND FUND (continued)

  McDermott Inc.
  10.250%, 06/01/95                         $  3,000   $    3,241  $    3,190
  USX-Marathon Group, Inc.
  8.875%, 09/15/97                          $  1,000   $      998  $    1,067
  USX Corp.
  6.375%, 07/15/98                          $  2,500   $    2,426  $    2,440
  Caterpillar Finl. Svcs. Corp.
  7.140%, 03/13/95                          $  1,000   $    1,023  $    1,034
  Caterpillar Finl. Svcs. Corp.
  7.140%, 04/10/95                          $  2,100   $    2,126  $    2,169
  Chrysler Finl. Corp.
  6.000%, 04/15/96                          $  2,000   $    2,058  $    2,022
  Ford Motor Cr. Co.
  8.625%, 04/15/96                          $  2,500   $    2,744  $    2,699
  General Mtr. Accep. Corp.
  7.250%, 02/15/96                          $  2,500   $    2,623  $    2,606
  General Mtr. Accep. Corp.
  6.300%, 02/02/96                          $    700   $      720  $      717
  General Mtr. Accep. Corp.
  8.750%, 08/01/95                          $  3,250   $    3,478  $    3,448
                                                       ----------  ----------
                                                       $   48,319  $   49,365
                                                       ----------  ----------


Pooled Corporate Obligations - 0.0%            2,462   $        4  $        4
                                                       ----------  ----------

Temporary Cash Investments - 0.5%            484,079   $      796  $      797
                                                       ----------  ----------

Total Bond Fund - 100.0%                               $  155,653  $  156,008
                                                       ----------  ----------



The notes on Sheet 7 are an integral part of this schedule.

                                                             SCHEDULE I
                                                             SHEET 4 OF 7



                        BELLSOUTH MASTER SAVINGS TRUST
          ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                            (Dollars in Thousands)

                                                    December 31, 1993
                                            --------------------------------
                                            Number of
                                            Shares or
                                            Principal
  Name of Issuer and Title of Issue          Amount        Cost        Value
  ---------------------------------         ---------  ----------  ---------

                              INDEXED STOCK FUND

Bankers Trust Pyramid Cash Plus
 Fund - 0.6%                                1,444,502  $   2,378   $   2,379
                                                       ----------  ---------

Bankers Trust Pyramid Equity
 Index Fund* - 99.4%                          424,119  $ 309,750   $ 419,305
                                                       ----------  ---------

Pooled Corporate Obligations - 0.0%               583  $       1   $       1
                                                       ----------  ---------

Domestic Corporate Obligations - 0.0%
 Shoneys, Inc.                                    900  $       1   $       1
                                                       ----------  ---------

Miscellaneous total  - 0.0%                        27  $       1   $       1
                                                       ----------  ---------

Total Indexed Stock Fund - 100.0%                      $ 312,131   $ 421,687
                                                       ----------  ---------


                             INTEREST INCOME FUND

Annuity Contracts with Insurance Companies - 97.2%: +
   Aetna Life Insurance Company
    (8.58% - 9.81%)                         $  84,254  $   84,254  $   84,254
   Connecticut General Life Insurance
    Company (8.26% - 8.85%)                 $  20,897  $   20,897  $   20,897
   Metropolitan Life Insurance Company
    (8.20% - 9.47%)                         $ 110,004  $  110,004  $  110,004
   The Mutual Benefit Life Insurance
    Company (12.75%)                        $   3,084  $    3,084  $    3,084
   Provident National Insurance Company
    (5.13% - 8.53%)                         $  27,446  $   27,446  $   27,446
   The Prudential Insurance
    Company of America (8.10% - 9.35%)      $ 113,391  $  113,391  $  113,391



The notes on Sheet 7 are an integral part of this schedule.

                                                             SCHEDULE I
                                                             SHEET 5 OF 7



                        BELLSOUTH MASTER SAVINGS TRUST
          ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                            (Dollars in Thousands)

                                                    December 31, 1993
                                            ---------------------------------
                                            Number of
                                            Shares or
                                            Principal
  Name of Issuer and Title of Issue          Amount        Cost        Value
  ---------------------------------         ---------  ----------  ----------

                       INTEREST INCOME FUND (continued)

   Mutual New York Life Insurance
   Company (5.39% - 8.97%)                  $  87,985  $   87,985  $   87,985
   Massachusetts Mutual (9.14% - 9.70%)     $  79,736  $   79,736  $   79,736
   Hartford Life Insurance Company
    (6.70% - 8.71%)                         $  53,606  $   53,606  $   53,606
   Pacific Mutual Life Insurance
    Company (9.39%)                         $  27,450  $   27,450  $   27,450
   Commonwealth Life Insurance
    Company (7.67% - 9.37%)                 $  23,914  $   23,914  $   23,914
   Confederation Life (8.45% - 9.44%)       $  42,374  $   42,374  $   42,374
   Canada Life (7.79% - 9.58%)              $  15,403  $   15,403  $   15,403
   Vanguard Fixed Rate GIC Trust III        $     400  $      400  $      400
   Sun Life Assurance (5.79%)               $  10,308  $   10,308  $   10,308
   Peoples Security Life
    Insurance Company (5.03% - 8.21%)       $  30,944  $   30,944  $   30,944
   State Mutual Life (8.68%)                $  10,647  $   10,647  $   10,647
   IBM Credit Corp. (5.04% - 5.35%)         $  30,659  $   30,659  $   30,659
   Bank of Switzerland (5.00%)              $   9,914  $    9,914  $    9,914
   B T Basic (6.21%)                        $  97,829  $   97,829  $   97,829
   Provident Life & Accident                $  81,073  $   81,073  $   81,073
   Life of Virginia                         $   1,665  $    1,665  $    1,665
   Allstate Life Insurance Co. (5.740%)     $  10,268  $   10,268  $   10,268
   Group Annuity Contract #BDA (5.140%)     $   9,231  $    9,231  $    9,231
                                                       ----------  ----------
                                                       $  982,482  $  982,482
                                                       ----------  ----------
 Temporary Cash Investments - 2.8%          $  16,964  $   27,895  $   27,934
                                                       ----------  ----------

    Total Interest Income Fund - 100.0%                $1,010,377  $1,010,416
                                                       ----------  ----------






The notes on Sheet 7 are an integral part of this schedule.

                                                             SCHEDULE I
                                                             SHEET 6 OF 7






                        BELLSOUTH MASTER SAVINGS TRUST
          ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                            (Dollars in Thousands)

                                                    December 31, 1993
                                            ----------------------------------
                                            Number of
                                            Shares or
                                            Principal
  Name of Issuer and Title of Issue          Amount        Cost        Value
  ---------------------------------         ---------   ----------  ----------

                                   LOAN FUND

Loans to Participants - 100.0%              $   36,066  $   36,066  $   36,066

Temporary Cash Investments - 0%             $       13  $       13  $       13
                                                        ----------  ----------


    Total Loan Fund - 100.0%                            $   36,079  $   36,079
                                                        ----------  ----------
                         EMPLOYEE STOCK OWNERSHIP PLAN

Shares of BellSouth Common Stock* - 97.4%   18,319,636  $  977,885  $1,060,995
                                                        ----------  ----------

Temporary Cash Investments - 2.6%           17,503,538  $   28,586  $   28,823
                                                        ----------  ----------

  Total Employee Stock
    Ownership Fund - 100.0%                             $1,006,471  $1,089,818
                                                        ----------  ----------

       TOTAL INVESTMENTS                                $3,492,070  $4,152,517
                                                        ==========  ==========













The notes on Sheet 7 are an integral part of this schedule.